EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

     Berlin Delaware Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of Berlin Delaware Inc., at a meeting duly held, adopted a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment provided that the FIRST paragraph of the Certificate of Incorporation of Berlin Delaware Inc. shall read in its entirety as follows:

     FIRST: The name of the Corporation is BANKNORTH DELAWARE INC.

     SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of said corporation has given unanimous written consent to said amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Berlin Delaware Inc. has caused this certificate to be signed by Peter J. Verrill, Senior Executive Vice President and Chief Operating Officer and attested by Carol L. Mitchell, its Executive Vice President and Secretary, this 29th day of September 2004.

BERLIN DELAWARE INC.
By:	/s/ Peter J. Verrill
Peter J. Verrill
Senior Executive Vice President and Chief Operating Officer

ATTEST:

By:	/s/ Carol L. Mitchell

Carol L. Mitchell
Executive Vice President and Secretary